Exhibit 10.2

LOAN AGREEMENT

BETWEEN

BHM HPE ZC LENDER, LLC

as Lender

and

BR HPE ZC INVESTMENT CO, LLC

as Borrower

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Loan Agreement”) is dated as of August 27, 2026.

BETWEEN:

(1)	BHM HPE ZC Lender, LLC, a Delaware limited liability company, with an address at 919 Third Avenue, Suite 4000, New York, NY 10022 (the “Lender”); and
(2)	BR HPE ZC Investment Co, LLC, a Delaware limited liability company, with an address at 919 Third Avenue, Suite 4000, New York, NY 10022 (the “Borrower”).

WHEREAS, the Borrower desires to borrow certain funds from the Lender, and the Lender desires to lend such funds to the Borrower; and

NOW THEREFORE, the Lender and the Borrower now desire to enter into this Loan Agreement.

IT IS AGREED as follows:

SECTION 1. LOAN.

1.1Commitment to Lend. On the date hereof, subject to the terms and conditions set forth in this Loan Agreement, the Lender agrees to lend to the Borrower, and the Borrower shall borrow from the Lender, the Loan Amount.

1.2The Loan. The loan (the “Loan”) made pursuant to this Loan Agreement shall be made in two advances not to exceed the Loan Amount (as defined below): (a) the Initial Advance on the date hereof, and (b) the Second Advance approximately six (6) months following the date hereof for the payment of the second portion of that certain fee to USRA Acquisition Co LLC owed by Bluerock Value Exchange as part of that certain agreement between the parties dated as of August 26, 2026. Such Loan shall (i) accrue interest at the rate of thirteen percent (13.00%) per annum, to be calculated on the basis of the actual number of days elapsed from the date hereof until repayment at a year of three hundred and sixty (360) days, and shall accrue as paid-in-kind (“PIK”) interest, which shall be automatically added to and capitalized as principal on each Payment Date (as defined below), and (ii) unless otherwise agreed in writing by the Lender and the Borrower, have a maturity date of three (3) years from the date of this Loan Agreement (the “Termination Date”). The first day of each calendar month starting on the first month after the Loan has been made is the payment date (the “Payment Date”).

1.3Application of Payments. All interest on the Loan shall accrue as PIK interest and shall be automatically capitalized and added to the outstanding principal balance on each Payment Date. Each payment by the Borrower on account of the Loan shall be applied to the outstanding principal balance (including previously capitalized PIK interest), unless the Borrower and the Lender otherwise agree in writing.

SECTION 2. AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, so long as this Loan Agreement is outstanding:

2.1Punctual Payment. The Borrower will duly and punctually pay or cause to be paid when due the principal and interest on the Loan.

2.2Legal Existence. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and rights. The Borrower will continue to engage primarily in the businesses now conducted by it and in related businesses.

2.3Collateral. Any and all funds received by the Borrower from the sale or transfer of its ownership interests in BR HPE Zero Coupon, DST (the “Class 2 Interests”) shall be transferred within ten (10) business days to Lender. Notwithstanding the foregoing, (i) Pledgor may retain a nominal amount of cash in its operating account and (ii) Pledgor shall not be obligated to transfer and funds to Lender unless the funds held in its account exceed Five Thousand Dollars ($5,000.00).

2.4Pledge. Borrower has granted to Lender, pursuant to that certain pledge agreement, dated as of the date hereof (the “Pledge Agreement”), a valid and perfected first priority security interest in the Pledged Collateral, and the Pledge Agreement constitutes a legal, valid, and binding obligation of Borrower [or Pledgor], enforceable against it in accordance with its terms.

SECTION 3. NEGATIVE COVENANTS.

The Borrower covenants and agrees that, so long as this Loan Agreement is outstanding:

3.1Restrictions on Indebtedness. The Borrower will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any indebtedness for money borrowed other than indebtedness to the Lender arising under this Loan Agreement, without first receiving the Lender’s consent.

SECTION 4. REPAYMENT.

4.1Maturity. The Borrower hereby unconditionally promises to pay the Lender on the Termination Date in Dollars and in immediately available funds, the outstanding amount of the Loan (including all capitalized PIK interest), together with any and all accrued and unpaid amounts thereon. In addition, the Borrower shall prepay the Loan from 100% of the proceeds received from the syndication of interests in the Trust, which proceeds shall be applied to reduce the outstanding Loan balance until repaid in full.

SECTION 5. ACCELERATION; PREPAYMENT.

5.1Default. If any of the following events shall occur and be continuing, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied:

(a)The Borrower fails to pay any principal of the Loan or interest on the Loan within 30 days after the same shall become due and payable, whether at any

Payment Date, stated date of maturity, or any accelerated date of maturity or at any other date fixed for payment; or

(b)

The Borrower commences any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or

(i) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clauses (i)(A) and (B) above which (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged or unbonded for a period of 60 days; or

(ii) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or

(iii) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or

(iv) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due;

(c)The Borrower shall fail to perform any term, covenant or agreement contained herein for 30 days after written notice of such failure has been given to the Borrower by the Lender;

then, and in any such event, (A) if such event is an Event of Default specified in Section 5.1(a), so long as the same may be continuing, automatically the principal amount hereof and all accrued interest shall immediately become due and payable, and (B) if such event is any other Event of Default, the Lender may, by written notice to the Borrower, declare the principal and accrued interest hereof to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided herein, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

5.2Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, the Lender, if owed any amount with respect to the Loan, may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, including for the specific performance of any covenant or agreement contained in this Loan Agreement.

5.3Voluntary Prepayment. At any time and from time to time, upon one business days’ written notice to Lender, the Borrower may prepay all or any portion of the accrued interest and/or outstanding principal amount of the Loan. Any such prepaid principal amount may not be drawn again by the Borrower.

SECTION 6. AMENDMENTS.

6.1Adoption of Amendments; Limitations Thereon. This Loan Agreement is subject to amendment only with the written consent of the Borrower and the Lender.

SECTION 7. GENERAL.

7.1Waivers. All parties now and hereafter liable with respect to this Loan Agreement, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

7.2Notices. Any notice to the Lender shall be delivered to the address of the Lender at the address set forth in the recitals of this Loan Agreement or such other address of which the Lender shall advise the Borrower in writing. Any notice to the Borrower shall be at the principal office of the Borrower at the address set forth in the recitals of this Loan Agreement or at such other place as the Borrower shall notify the Lender in writing.

7.3Entire Agreement. This Loan Agreement (including the Annexes hereto) and the other agreements referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof. This Loan Agreement may not be modified or amended other than pursuant to Section 6.

7.4Headings, etc. The headings in this Loan Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Loan Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine or the neuter gender shall include the masculine, the feminine and the neuter.

7.5Counterparts. This Loan Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument; provided, that each such counterpart shall be executed by the Borrower.

7.6GOVERNING LAW. THIS LOAN AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

7.7Jurisdiction. The U.S. federal and Delaware state courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement (including a dispute relating to any non-contractual obligations arising out of or in connection with this agreement) and the Lender and the Borrower submit to the exclusive jurisdiction of the U.S. federal and Delaware state courts. The Lender and the Borrower waive any objection to the U.S. federal and Delaware state courts on grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

[SIGNATURES ON FOLLOWING PAGE.]

IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement to be effective as of the day and year first above written.

Borrower:	BR HPE ZC INVESTMENT CO, LLC, a Delaware limited liability company

By: BAM RK DST INVESTOR, LLC, a Delaware limited liability company, its sole Member

By: BLUEROCK ASSET MANAGEMENT, LLC, a Delaware limited liability company, its Manager

	By:	/s/ Jordan Ruddy
	Name:	Jordan Ruddy
	Title:	Authorized Signatory

Lender:	BHM HPE ZC LENDER, LLC, a Delaware limited liability company

By: BLUEROCK RESIDENTIAL HOLDINGS, L.P., a Delaware limited partnership, its sole member

By: BLUEROCK HOMES TRUST, INC., a Maryland corporation, its general partner

	By:	/s/ Jordan Ruddy
	Name:	Jordan Ruddy
	Title:	Authorized Signatory

ANNEX I

Definitions

The definitions in this Annex I shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

“Borrower” has the meaning specified in the recitals.

“Dollars” and “$”mean lawful currency of the United States.

“Event of Default” means any of the events specified under Section 5.1; provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Initial Advance” shall mean thirty-one million four hundred and thirty-four thousand, one hundred and fifteen dollars ($31,434,115.00)

“Lender” has the meaning specified in the recitals.

“Loan” means the loan made by the Lender to the Borrower pursuant to Section 1.

“Loan Amount” means up to thirty-three million eighty-eight thousand dollars ($33,088,000.00).

“Termination Date” has the meaning specified in Section 1.2.